March 10, 2008

Clint Arnoldus
c/o 220 South King Street
Honolulu, Hawaii 96813

Re:               Early Retirement

Dear Clint:

Thank you for the constructive discussions we have had regarding your early retirement and the transition to a new Chief Executive Officer.  The purpose of this letter is to confirm the agreement we have reached.

1. Early Retirement and Transition

(a)        Early Retirement Date and Transition.  We understand and agree that you intend to retire by December 31, 2008.  The Board intends to begin the process of identifying and selecting a successor promptly.

(b)        Transition Authority and Responsibility.  From the date of this letter until the end of your employment, you will continue as Chief Executive Officer with the authority and responsibility set forth in your Employment Agreement dated September 9, 2004 with the Company (your “Employment Agreement”).  In addition, you agree that additional responsibilities during this period will be (1) to assist the Board in the process of identifying and selecting a successor and (2) to assist your successor in achieving a successful transition that maintains the Group’s existing goodwill and business relationships.

(c)        Early Retirement.  Your employment will end at the time (which will be on or before December 31, 2008) the Board reasonably selects in connection with the transition to a new Chief Executive Officer (a termination of employment as contemplated by this sentence, your “Early Retirement”).  Consistent with Section 8(h) of your Employment Agreement, your Early Retirement will also constitute your retirement as a director of the Company.

2. Compensation and Benefits

(a)        During Employment.  During your employment, your compensation and benefits will continue to be governed by your Employment Agreement.  However, it is agreed that you will not participate in the Company’s long-term incentive grants during 2008.

(b)        On Early Retirement.  The Company agrees that your Early Retirement will be treated as a termination of your employment by the Company without Cause.  Accordingly, on Early Retirement, you will be entitled to the payment and benefits set forth in Section 8(b) of your Employment Agreement and the Terms Schedule.  For the avoidance of doubt, we confirm the following:

(1)	That your current salary is $630,000, that your target bonus for 2008 is $378,000, and that the preceding amounts will not be reduced during your continued employment;

(2)	On your Early Retirement, your outstanding stock options will remain outstanding until they would have expired but for your termination; and

(3)
On your Early Retirement, you will be entitled to the Additional Good Reason/Without Cause Benefits set forth in your Schedule, and to the payments and benefits described in Additional Provisions Related to Section 8 of the Agreement and Conditions to Obligations to You on Early Termination in the Terms Schedule.

(c)        Your SERP Benefit.  You will be entitled to your SERP Benefit on your Early Retirement.  The Company agrees that, notwithstanding that your Early Retirement may occur before December 31, 2008, your SERP Benefit on Early Retirement will be calculated as if your employment continued through that date and you will be treated for this purpose as having earned your salary and bonus for the full year (based on your target bonus).  Accordingly, your SERP Benefit will be based on an average salary of $860,643 and 6.9167 years of service.

(d)        Other Terminations.  You and we agree that this Agreement will not limit your or our ability to terminate your employment in accordance with your Employment Agreement.  However, we agree that any termination by the Company without Cause after the date of this letter will be deemed to be your Early Retirement in accordance with this letter, and you agree that the terms of this letter do not constitute Good Reason.

(e)        409A Compliance.  Notwithstanding any provision in your Employment Agreement to the contrary, the severance payment pursuant to Section 8(b)(3) of your Employment Agreement and your SERP Benefit must be delayed for six months from separation from service in order to comply with Section 409A(a)(2)(B)(i) of the Code. Accordingly, the Company will delay making these payments until the first day after the expiration of such six month period (at which time they will be paid in lump sum). To the extent any expense reimbursement under your Employment Agreement (other than pursuant to a benefit plan providing for reimbursement of expenses referred to in Section 105(b) of the Code relating to amounts expended for medical care) is determined to be deferred compensation subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. Any Underpayment or Overpayment pursuant to your Employment Agreement shall be paid no later than the end of your taxable year next following the taxable year in which the Excise Tax is remitted.  For the avoidance of doubt, the preceding two sentences shall not extend the time by which such reimbursements, Underpayments or Overpayments are to be made under the Terms of the Employment Agreement.  The Company agrees that it will deliver the mutual release contemplated by Section 8(f) of your Employment Agreement and by your Schedule no later than 2 days after your Early Retirement and you agree it must be executed by you, become effective and not be revoked by you by the 55th day following your Early Retirement.

3. Miscellaneous

(a)        Construction.  Sections 13 and 14 of your Employment Agreement will apply to this letter (substituting references to the “Agreement” with references to this letter).  Terms are used in this letter as they are defined in your Employment Agreement.  For the avoidance of doubt, references to your Employment Agreement include the Terms Schedule, Change in Control Annex and the Additional Payments Annex to your Employment Agreement.

(b)        Existing Employment Agreement.  Your Employment Agreement will remain in full force and effect, as modified by this letter.

*                                  *                                  *

I hope the preceding agrees with your understanding.  If you agree, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

Central Pacific Financial Corp.

By: /s/ Ronald K. Migita
       Ronald K. Migita
       Chairman of the Board

Accepted and agreed:

By: /s/ Clint Arnoldus
       Clint Arnoldus